Exhibit 99(a)(2)


 ARTHUR ANDERSEN LLP



                         INDEPENDENT ACCOUNTANT'S REPORT



To the Partners of CRIIMI MAE Services Limited Partnership:


We have examined management's assertion about CRIIMI MAE Services Partnership's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) and that CRIIMI MAE Services Limited Partnership had in effect a fidelity bond and errors and omissions policy in the amount of $20 million as of and for the year ended December 31, 1997 included in the accompanying Management's Assertion. Management is responsible for CRIIMI MAE Services Limited Partnership's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and ,accordingly, included examining, on a test basis, evidence about CRIIMI MAE Services Limited Partnership's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CRIIMI MAE Services Limited Partnership's compliance with the minimum servicing standards.

In our opinion, management's assertion that CRIIMI MAE Services Limited Partnership complied with the aforementioned minimum servicing standards and that CRIIMI MAE Services Limited Partnership had in effect a fidelity bond and errors and omissions policy in the amount of $20 million as of and for the year ended December 31, 1997 is fairly stated, in all material aspects.



                                    /s/ Arthur Andersen LLP


Washington, D.C.

      February 27, 1998

CRIIMI MAE SERVICES
LIMITED PARTNERSHIP



                              MANAGEMENT ASSERTION



We, as members of management of CRIIMI MAE Services, L.P. (the Partnership), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's (MBA) Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Partnership's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1997 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1997 the Partnership complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Partnership had in effect a fidelity bond and errors and omissions policy in the amount of $20 million.



                                          /s/ Vicki  Speights
                                          Vicki Speights
                                          Vice President, Mortgage Servicing
                                          February 27, 1998

                                          /s/ Brian Hanson
                                          Brian Hanson
                                          Group Vice President
                                          February 27, 1998


                                          /s/ Cynthia O. Azarra
                                          Cynthia O. Azarra
                                          Senior Vice President and Chief
                                          Financial Officer
                                          February 27, 1998


                                          /s/ Dawn E. Bowman
                                          Brian Hanson
                                          Vice President/Controller
                                          February 27, 1998